Exhibit 99.2
March 15, 2006
JP Morgan Chase Bank
Institutional Trust Services
227 West Monroe, 26th Floor
Institutional Trust Services
Chicago, Illinois 60606
Deutsche Bank Trust Company Americas
Structured Finance Services, Trust Securities and Services
60 Wall Street, 26th floor
MS NYC60-2606
New York, NY 10005

Re: Capital Auto Receivables Asset Trust 2005-1 (the “Issuer”) Annual Statement as to Compliance
Ladies and Gentlemen:
Reference is made to Section 3.9 of the Trust Indenture dated as of June 2, 2005 between the Issuer, JP Morgan Chase Bank, as Indenture Trustee, and General Motors Acceptance Corporation, as Servicer (the “Indenture”) and Section 4.01 of the Trust Sale and Servicing Agreement dated as of June 2, 2005 between the Issuer, General Motors Acceptance Corporation, as Servicer, and Capital Auto Receivables, Inc., as Seller (the “Trust Sale and Servicing Agreement”).
The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of June 2, 2005 through December 31, 2005, and of its performance under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement has been made under his supervision, and

b.	To his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement throughout such period.
Very truly yours,
/s/ J. B. Van Orman, Jr.
Group Vice President and Chief Financial
Officer, GMAC North American Operations